Company: Apartment Investment and Management Company
Exhibit: EX-107 FILING FEES • 12/[ ]2022
Section: Calculation of Filing Fee Tables Form (Form Type) Apartment Investment and Management Company
Subsection: Table 1: Newly
Table 1 of 1

Security Type		Security Class Title		Fee Calculation Rule		Amount registered (1)	Proposed maximum offering price per share (2)	Maximum aggregate offering price (2)	Fee Rate	Amount of registration fee
Equity		Common Stock		457(c) and 457(h)		100,000 shares	$ 7.22	$ 722,000.00	0.0001102	$ 79.56
Total Offering Amounts								$ 722,000.00		$ 79.56
Total Fee Offsets										$0
Net Fee Due										$ 79.56

(1) In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also covers (a) such additional securities as may be issuable pursuant to the anti-dilution provisions of the Apartment Investment and Management Company Retirement Plan and (b) an indeterminate amount of interests to be offered and sold pursuant to the Apartment Investment and Management Company Retirement Plan.

(2) Estimated solely for purposes of calculating the registration fee. Based on the average high and low prices reported on the New York Stock Exchange on December 27, 2022, pursuant to Rule 457(c) and 457(h)(1).